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                                                              EXHIBIT 12.01



                  UNITED CITIES GAS COMPANY AND SUBSIDIARIES

        COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                         FOR THE TWELVE MONTHS ENDED


(Unaudited, in thousands, except ratio amounts)



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
                                                  9-30-94     12-31-93    12-31-92     12-31-91    12-31-90    12-31-89
                                                  -------     --------    --------     --------    --------    --------
Fixed Charges, as defined:
  Interest on long-term debt.....................  $14,132     $14,553     $12,965      $11,111     $ 9,009     $ 6,663
  Amortization of debt discount..................      226         220         181          233         231         161
                                                   -------     -------     -------      -------     -------     -------
        Total....................................  $14,358     $14,773     $13,146      $11,344     $ 9,240     $ 6,824
                                                   =======     =======     =======      =======     =======     =======

Earnings, as defined:
  Net income.....................................  $12,804     $12,150     $10,218      $ 7,875     $ 3,373     $10,310
  Taxes on income................................    6,141       5,681       5,171        2,564         532       4,811
  Fixed charges, as above........................   14,358      14,773      13,146       11,344       9,240       6,824
                                                   -------     -------     -------      -------     -------     -------
        Total....................................  $33,303     $32,604     $28,535      $21,783     $13,145     $21,945
                                                   =======     =======     =======      =======     =======     =======

Ratio of Consoldiated Earnings to Fixed
Charges..........................................     2.32        2.21        2.17         1.92        1.42        3.22
                                                   =======     =======     =======      =======     =======     =======

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